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                                                                Exhibit 10.25

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of May 12, 1998, by and between SIMON YOUNG (the "Employee") and ZAI*NET SOFTWARE, L.P., a Delaware limited partnership (the "Company") with reference to the following facts. Any capitalized terms not otherwise defined herein shall have the respective definitions as set forth in the Amended and Restated Limited Partnership Agreement, dated as of the date hereof (the "Partnership Agreement").

         WHEREAS, the Company desires to employ Employee as Executive Vice President and Employee desires to be so employed on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained the parties hereby agree as follows:

         1.      Employment.

                 1.1 Position and Duties. Employee shall be employed as Executive Vice President of the Company upon the terms and provisions set forth in this Agreement. Employee hereby accepts such employment on the terms and conditions set forth herein. Employee agrees to devote his full time and best efforts, skills and abilities to the business and affairs of the Company; provided, however, that the foregoing shall not limit Employee from performing charitable activities, managing personal passive investments or serving on the board of directors of another entity to the extent that such outside activities do not in any material way detract from Employee's performance of his duties hereunder and are in compliance with Employee's Covenant Not to Compete dated as of even date herewith. Employee shall perform all duties and have all responsibilities consistent with the officer position indicated above as specified by the Management Committee of the Company, provided that such duties and responsibilities are commensurate with Employee's title, function and position. Employee shall perform his duties principally at the Company's office located in Houston, Texas (where Employee shall be based); provided, however, Employee acknowledges that he will be required to travel in the ordinary course of the Company's business as the reasonable needs of the Company shall require. Notwithstanding the foregoing, the Company shall not relocate Employee from Houston, Texas without Employee's consent.

  1.2      Reporting.  Employee shall report to the President of the Company.

         2. Term. The term of this Agreement ("Term") shall commence as of the date hereof and continue in full force and effect until three (3) years from the date hereof, unless sooner terminated pursuant to the provisions of this Agreement.
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         3.      Compensation and Benefits.

                 3.1 Base Salary. As compensation for the services to be performed by Employee during the Term, the Company shall pay Employee a base salary of One Hundred Fifty Thousand Dollars ($150,000), per annum, payable in accordance with the Company's payroll practices in effect from time to time, but not less often than monthly (as such amount may be increased by the Management Committee pursuant to periodic reviews in accordance with Section
3.3 below, the "Base Salary"). Base Salary shall be payable in substantially equal installments and reduced on a pro-rata basis for any fraction of a year or month during which Employee is not so employed.

                 3.2 Bonus. During the Term, Employee shall be eligible to participate in the Company's annual profit sharing plan for its key employees (the "Annual Plan"), in accordance with the terms thereof as in effect from time to time. Any such bonus earned by Employee shall be paid annually not later than thirty (30) days after completion of the Company's annual fiscal year audit or, upon mutual agreement of the parties, in another fashion, subject to Employee being employed by the Company upon the date of payment of any such bonus.

                 3.3 Periodic Review. The Management Committee shall review Employee's compensation not less frequently then every twelve (12) months. Following such review, the Management Committee may, in its discretion, increase (but not decrease) Employee's compensation (including, in the discretion of the Management Committee, Employee's Base Salary) for the unexpired portion of the Term.

                 3.4 Reimbursements. Employee shall be reimbursed for all reasonable travel, entertainment and other reasonable business expenses incurred by Employee in the performance of his duties hereunder, including expenses incurred in connection with Employee's use of a cellular phone, a pager and a dedicated home telephone line used for Company business. The Company shall reimburse Employee upon presentation to the Company of receipts and an itemized accounting of such expenses in accordance with the Company's reimbursement policy which is provided to Employee in writing.

                 3.5 Deductions and Withholding of Taxes. There shall be deducted or withheld from any amounts payable to Employee for all federal, state, city or other taxes required by applicable law to be so withheld or deducted, standard Employee deductions (e.g., social security and state disability insurance) and any other amounts authorized for deduction by Employee or required by law.

                 3.6 Additional Benefits. Employee shall be entitled to receive other benefits in accordance with the Company's then-current benefits policies for senior executives of the Company, including, without limitation, the following: (i) long term disability and life insurance plans for Employee,
(ii) health, hospitalization and major medical insurance plans, and (iii) benefits similar to those described in clause (ii) for Employee and Employee's wife and children. Employee shall be entitled to an automobile allowance of up to $350 per month for the purchase or lease of an automobile. In addition





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thereto, Employee shall be entitled to reimbursement for membership in the
Harvard University Club not to exceed One Thousand Two Hundred Dollars ($1,200) per year.

         4. Vacation. Employee shall be entitled to four (4) weeks of paid vacation in each calendar year. Employee shall be entitled to have accrued no more than five (5) weeks unused vacation at any given time; any unused vacation time in excess of such amount shall be cancelled.

         5. Termination of Employment. Except as otherwise provided herein, Employee's employment and all rights of Employee hereunder shall terminate upon the termination of this Agreement, and neither Employee nor his successors will have any rights hereunder, except with respect to compensation earned by and payable to Employee hereunder prior to the effective date of such termination and except with respect to any rights or monies vested in Employee's 401(k) plan or other benefit plans in which Employee was participating at the time of such effective date (collectively, "Earned and Vested Benefits"). This Agreement and the employment of Employee shall terminate only upon the occurrence of any of the following events effective upon the satisfaction of the specified conditions and the expiration of any notice periods after the delivery of any required notices.

                 5.1 Mutual Agreement. The Company and Employee may mutually agree in writing to the termination of this Agreement, including the extent of the continuation of rights and obligations of the Company and Employee.

                 5.2 Termination for Cause. The Company may terminate this Agreement for "Cause", as defined below, at any time such Cause exists, by written notice to the Employee. In the event the Company elects to terminate Employee for Cause, the Management Committee of the Company shall send written notice to Employee terminating such employment, indicating the basis for such termination and specifying the termination date. "Cause" for termination of this Agreement by the Company shall mean any of the following acts or circumstances of Employee: (i) willful destruction of Company property having a material value to the Company; (ii) fraud, embezzlement, theft, or comparable dishonest activity (excluding acts involving a de minimis dollar value and not related to the Company); (iii) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to the Company); (iv) breach, neglect, refusal, or failure to materially discharge the duties under this Agreement commensurate with Employee's title and function; or (v) a willful and knowing material misrepresentation to the Company, the Management Committee or any officer(s) to whom the Employee reports. Notwithstanding the foregoing to the contrary, prior to discharging Employee pursuant to clause (iv) of the immediately preceding sentence, the Company shall give Employee at least fifteen (15) days' prior written notice of any breach or failure and an opportunity to cure any such breach or failure. In connection with a termination by the Company for Cause, the Company shall pay all Earned and Vested Benefits. Except as set forth in this Section 5.2 and Section 5.6, the Company shall have no further obligations under this Agreement in





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connection with a termination of the Employee for Cause.

                 5.3 Termination Without Cause. Notwithstanding any other provision of this Section 5, in the event that Employee's employment is terminated by the Company without Cause or if Employee resigns for Good Reason (hereinafter defined), Employee shall receive all Earned and Vested Benefits and as a severance benefit, the Employee shall receive the Base Salary provided for in Section 3 hereof throughout the remainder of the Term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean (i) a relocation of Employee, without his prior written consent, outside of the Houston Metropolitan area (excluding a relocation to New York City to work in the Company's headquarters), (ii) a failure to maintain Employee in a management position substantially equivalent to that provided for in Section 1.1 hereof,
(iii) a material diminution by the Company of Employee's responsibilities which change would cause Employee's position at the Company to become one of less responsibility, importance or scope or (iv) a willful failure in bad faith to pay the Base Salary or bonus to Employee when due or another material breach of this Agreement by the Company that has a material adverse effect on Employee. All amounts due Employee under this Section shall be paid to Employee without offset for any amounts earned by Employee in any other employment or from any other source. Except as set forth in this Section 5.3, Section 5.6 and Section 5.8, the Company shall have no further obligations under this Agreement in connection with a termination of Employee without Cause or a resignation of Employee for Good Reason.

                 5.4 Death/Disability. This Agreement shall terminate automatically upon the death of Employee. For the purposes of this Agreement, "Disability" shall mean that (i) for any period of one hundred and twenty (120) consecutive days, or for one hundred and twenty (120) days in any period of two hundred and seventy (270) consecutive days, Employee is absent or unable to perform Employee's duties with the Company on a full time basis as a result of incapacity due to mental or physical illness. Employee may be terminated by written notice to Employee from the Company at any time after the Employee meets the definition of Disability upon one (1) month's prior notice provided that Employee does not return to his employment substantially in his full capacity during such one (1) month period. In the event of the death or Disability of the Employee, the Company shall pay Employee (or any estate, beneficiary or legal representative of Employee) all Earned and Vested Benefits. Except as set forth in this Section 5.4, Section 5.6 and Section 5.7, the Company shall have no further obligations under this Agreement in connection with a death or Disability of Employee.

                 5.5      Termination by Employee.  Except as provided in
Section 5.6 below, in the event that Employee unilaterally elects to terminate his employment, the Company shall have no further obligations to make any payments under this Agreement and Employee shall forfeit any right to such payments, except for Earned and Vested Benefits.

                 5.6 Purchase Option in Partnership Interests. Upon the occurrence of any of the events set forth in Sections 5.1 (within three (3) years of the date hereof), 5.2, 5.4 (in the event of Disability, only if such Disability results in Employee ceasing to have





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legal capacity to contract) and 5.5 (within three (3) years of the date hereof)
then prior to the completion of a Qualified Public Offering (collectively the "Option Events"), the Company shall have the right and option, in the discretion of the Management Committee of the Company, to purchase (the "Purchase Option"), at any time during the ninety (90) days following the occurrence of an Option Event, all of the Securities (as defined in Appendix B to the Partnership Agreement) then owned, directly or indirectly, by Employee (including, without limitation, those Securities held, indirectly through ZAI*NET Software, Inc. or Rooney Software, L.L.C.), including all such Securities acquired by any other Person pursuant to a Permitted Transfer and including any interests therein of any holding company, legal representative, estate, beneficiary, executor, administrator or trustee of the Employee (the "Representative"); provided, however, upon death or Disability (resulting in cessation of legal capacity to contract) of Employee, to the extent that (i) all of the Securities subject to the Purchase Option will, following such event, be controlled (as to powers of voting and disposition) solely by Lavanya Doddamani (subject to her valid marriage to Simon Young), and provided that such person remains the spouse of Employee at the date of death or Disability ("Spouse"), and (ii) in the event of death, the entire beneficial ownership interest in the Securities that would otherwise be subject to the Purchase Option is transferred to Spouse or collectively to the children of Employee and Spouse (including for purposes hereof any trust established for estate planning purposes in which Spouse and such children are the only beneficiaries), the occurrence of the death or Disability of Employee shall not constitute an Option Event. The price to exercise the Purchase Option shall be determined in accordance with the Appraised Value as set forth in Appendix B to the Partnership Agreement. The exercise of the Purchase Option shall be by means of a written notice of exercise (the "Notice") delivered by the Company to the Employee and/or Representative. Payment for such Securities shall be made in cash in three (3) equal installments, with the first installment payable on closing date of the exercise of the Purchase Option, which date shall be no later than thirty (30) days following the Notice date or such longer period as may be reasonably necessary to determine the Appraised Value, and the two (2) subsequent installment payments payable on the first and second anniversary dates of such closing date. Each of the latter two payments shall include interest computed at the rate of eight percent (8%) simple interest per annum, payable in arrears on the unpaid amount of the purchase price. The Management Committee shall have the option to transfer and assign the Purchase Option to any designee.

                 5.7 Key Man Life Insurance; Put. During the Term of this Agreement prior to Qualified Public Offering, the Company shall use commercially reasonable efforts to maintain a key man insurance policy on the life of the Employee for coverage equal to Two Million Five Hundred Thousand Dollars ($2,500,000). The Company or GFI Caminus LLC as the General Partner of the Company shall own such policy and be the beneficiary thereunder. Provided that the Company is able to secure such insurance, in the event of Employee's death prior to a Qualified Public Offering, the Representative shall have the right (the "Put") to put Securities held by Employee (including such Securities acquired by any other Person pursuant to a Permitted Transfer), whether owned directly or indirectly through ZAI*NET (or any permitted assignee pursuant to the Partnership Agreement), to the Company. Such Securities shall be valued in the same





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manner as described in Section 5.6 above, and the amount thereof that may be the subject of the Put shall not exceed the net proceeds actually obtained by the Company pursuant to the foregoing life insurance policy. If properly exercised, the Put shall be settled in cash promptly following receipt of insurance proceeds by the Company. The Put shall be exercised, if at all, by written notice from the Representative to the Company within sixty (60) days following Employee's death. To the extent that the foregoing life insurance is not available on commercially reasonable terms or an exclusion from coverage is applicable, the Put shall not be available. Each Disposition of Securities pursuant to a Put shall be free and clear of any and all liens, claims, charges and encumbrances.

                 5.8 Put Option. Upon a termination of Employee's employment by the Company without Cause prior to a Qualified Public Offering, Employee shall have the right (the "Termination Put") to put Securities held by Employee (including such Securities acquired by any other Person pursuant to a Permitted Transfer) to the Company. Such Securities shall be valued in the same manner as described in Section 5.6 above, and the payment terms of Section
5.6 shall apply equally to an exercise of the Termination Put. The Termination Put shall be exercised, if at all, by written notice from the Employee to the Company within sixty (60) days following termination without Cause. Each Disposition of Securities pursuant to a Termination Put shall be free and clear of any and all liens, claims, charges and encumbrances. The Management Committee shall have the option to transfer and assign its obligations under the Terminate Put to any designee.

         6.      Proprietary Rights.

                 6.1 Employee agrees that all intellectual property rights, developments, designs, computer software, inventions, applications and improvements, including but not limited to trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses, formulas, trade secrets and technology, whether in design, methods, processes, formulae, machines or devices and all other applications (collectively, "Employee Inventions"), whether made, created, invented, devised or developed prior to the date of this Agreement for the Company or ZAI*NET or hereafter by Employee during the rendition of his services hereunder, other than Employee Inventions made, created, invented, devised or developed by Employee (i) on his own personal time, (ii) without the use of the Company's facilities and resources and (iii) which are not related to the Company Business and do not otherwise relate to a matter governed or restricted by the Covenant Not to Compete (collectively, "Unrelated Inventions"), are works made for hire and shall be the exclusive property of the Company without separate compensation to the Employee. Employee will, at the request and expense of the Company made at any time, execute and deliver to the Company or its nominee such applications and instruments as may be desirable and appropriate for obtaining for the Company or its nominee, patents, copyrights, trademarks, know-how and other intellectual property protection of the United States and all other countries for vesting in the Company or its nominee, all of Employee's claim, right, title and interest in said intellectual property rights, developments, designs, computer software, inventions, improvements, applications and improvements and for maintaining, enforcing and defending the same, and to otherwise vest in or evidence the Company's exclusive ownership of all of the


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rights referred to herein.  In the event that for whatever reason the results of Employee's past or future work for the Company should not be deemed to be works made for hire, Employee agrees to assign, and hereby does assign, to the Company all claim, right, title and interest, in any country, to each and every patent, copyright, trademark, computer software, know-how or other intellectual property of any sort, other than Unrelated Inventions, that is the result of work done in the course of the Employee's past or future employment by the Company, or that the Employee creates or develops, in whole or in part by, using the Company's equipment, supplies or facilities. Each and every such assignment is and shall be in consideration of this Agreement with the Company, and no further consideration therefor is or shall be provided to Employee by the Company. Employee hereby waives enforcement of any moral or legal rights which might limit the Company's rights to exploit any of the foregoing materials in any manner. For all purposes of this Section 6, references to the "Company" shall be deemed to include all predecessors entities and businesses. Notwithstanding anything in the foregoing to the contrary, an Employee Invention which is a software product shall not constitute an "Unrelated Invention" unless Employee gives written notice to the Management Committee of the Company of his intention to treat such Employee Invention as an "Unrelated Invention", and the Management Committee of the Company, in its reasonable, good faith determination, gives written notice to Employee of its concurrence in such characterization.

                 6.2 Equitable Relief. Employee acknowledges that the provisions contained in Section 6.1 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such provisions will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, in the event of the breach by Employee of any of the provisions of Section 6.1 hereof, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for injunctive relief against any act that would violate any of the provisions of this Agreement (without being required to post a bond). Employee further understands that monetary damages will not be sufficient to avoid or compensate for a breach of the provisions contained in Section 6.1 hereof and that injunctive relief would be appropriate to prevent any such breach or threatened breach. Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach.

         7. Non-Disclosure/Non-Competition. As a condition to the execution of this Agreement by the Company and as additional consideration therefor, Employee shall concurrently herewith execute and deliver to the Company a Covenant Not to Compete attached hereto as Exhibit A (the "Non-Compete Agreement"), which is hereby incorporated by reference and shall be deemed an integral part hereof. The Non-Compete Agreement shall survive the termination of this Agreement or Employee's employment hereunder for any reason.





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         8.      Miscellaneous.

                 8.1      Entire Agreement; Amendments.  Except as provided in
Section 7 hereof, this Agreement constitutes the entire agreement between the parties with respect to the employment of Employee by the Company and supersedes any prior understandings, agreements or representations between the parties, written or oral, to the extent they have related in any way to the subject matter hereof. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Employee. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior os subsequent such occurrence.

                 8.2      Arbitration.  Except as otherwise provided in Section
6.2 hereof or otherwise required by law, any claim or controversy arising out of or relating to the performance of this Agreement shall be settled by mandatory arbitration in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such claim or controversy shall be resolved by a three (3) arbitrator panel selected as follows: one arbitrator selected by the Company, one arbitrator selected by Employee and one arbitrator selected by each of the arbitrators selected by each of the Company and Employee. Judgment upon the arbitration award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All discovery shall be governed by the Federal Rules of Civil Procedure. Either party may apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo of the parties until such time as the arbitration award is rendered or the claim or controversy otherwise resolved. The prevailing party in any such matter shall recover all of its costs and expenses, including reasonable attorneys' fees.

                 8.3 Notices. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or Federal Express (or other reputable overnight courier) to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. Notices sent by personal delivery shall be deemed effective on the date delivered, notices sent by Federal Express (or other reputable overnight courier) shall be deemed effective on the third business day following the sending thereof and notices sent by telecopy shall be deemed effective on the date delivered. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:





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                          If to Company:

                                  ZAI*NET Software, L.P.
                                  747 Third Avenue, 18th Floor
                                  New York, New York 10017
                                  Attn: President
                                  Telephone:       (212) 888-3600
                                  Facsimile:       (212) 888-0691

                                  with a copy to:

                                  GFI Energy Ventures LLC
                                  12121 Wilshire Boulevard, Suite 1375
                                  Los Angeles, California 90025
                                  Attn:  Lawrence D. Gilson
                                  Telephone:  (310) 442-0542
                                  Facsimile:  (310) 442-0540

                          If to Employee:

                                  Simon Young
                                  c/o ZAI*NET Software, L.P.
                                  5444 Westheimer Street, Suite 1500
                                  Houston, Texas 77056
                                  Telephone:       (713) 626-1305
                                  Facsimile:       (713) 626-9422

                          with a copy to:

                                  Zukerman Gore & Brandeis, LLP
                                  900 Third Avenue
                                  New York, New York 10022
                                  Attn:  Jeffrey D. Zukerman, Esq.
                                  Telephone:  (212) 223-6700
                                  Facsimile:  (212) 223-6433

                 8.4 Third-Party Benefits. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary, except that each designee selected by the Company pursuant to
Section 5.6 or Section 5.8, and GFI Caminus LLC in its capacity as General Partner of the Company, are intended as a third-party beneficiary of all rights of the Company hereunder.

                 8.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. None of the parties hereto may assign any of their rights or obligations under this Agreement without the prior written consent of all other parties hereto, except that this Agreement





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may be assigned by the Company to any corporation or other business entity that succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets or capital stock of the Company, provided that in the event of any such assignment, the services to be rendered by Employee to such assignee shall be of the same nature and professional status provided for in this Agreement.

                 8.6 Governing Law. All questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by the laws of the State of New York, regardless of the choice of law provisions of that state or any other jurisdiction.

                 8.7 Headings and Gender. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All words shall be construed to be of such gender and number as the circumstances require.

                 8.8 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

                 8.9 Attorneys' Fees. Subject to Section 8.2 hereof, if any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees and costs incurred in connection with such action or proceeding.

                 8.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 8.11 Survival. The provisions of Section 6 and Section 7 of this Agreement shall survive any termination of this Agreement.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ZAI*NET SOFTWARE, L.P., a Delaware limited                           EMPLOYEE
partnership


By:      /s/ Brian Scanlan                            /s/ Simon Young
   ----------------------------------------           -------------------------
                                                           Simon Young
Name:  Brian Scanlan

Its:  President





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